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                                                                       Exhibit 8

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STOCK OPTION AGREEMENT

           STOCK OPTION AGREEMENT (the "Agreement"), dated as of March 28, 1990, between STAFF BUILDERS, INC., a Delaware corporation (the "Corporation"), and Stephen Savitsky, (the "Grantee").

           The Committee appointed by the Board of Directors of the Corporation (the "Committee"), responsible for the administration of the Corporation's 1986 Non-Qualified Stock Option Plan (the "Plan"), hereby grants to the Grantee, effective on March 28, 1990, an option (the "Option") to purchase all or any part of an aggregate of 234,000 shares of common stock of the Corporation ("Shares") under the Plan at an exercise price of $1.75 per Share.

           To evidence the Option, and to set forth its terms and conditions as provided in the Plan, the Corporation and the Grantee hereby agree as follows:

           1.  CONFIRMATION OF GRANT SUBJECT TO PLAN
               The Corporation hereby evidences and confirms its grant of the Option to the Grantee on the effective date set forth above. The Option shall be subject to all of the provisions of the Plan.

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           2.  NUMBER OF SHARES
               The Option shall be for an aggregate of 234,000 Shares.

           3.  EXERCISE PRICE

               The exercise price of the Option shall be $1.75 per Share.

           4.  MEDIUM AND TIME OF PAYMENT

               The exercise price of this Option generally shall be payable in United States dollars and may be paid in cash or by certified or cashier's check, payable to the order of the Corporation. The Committee shall have the power to accept full or partial payment in Shares which shall be valued at fair market value on the date of payment ("Payment Date").

               Payment in full shall be required prior to the issuance of any Shares pursuant to this Option. In addition, the Corporation may require the Grantee to pay on the Payment Date income, employment and other withholding taxes on the Option.

           5.  TERM AND EXERCISE OF THE OPTION
               The Option shall have a term of ten years and one day and may be exercised immediately.

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               The Option shall not be exercisable either in whole or in part prior to compliance with all requirements of law governing the issuance and exercise of options. The Corporation shall exercise reasonable due diligence in order to ensure that the aforementioned requirements are satisfied.

               This Option may be exercised by written notice to the Committee indicating the number of Shares with respect to which it is being exercised. Such notice shall be signed by the Grantee (or his transferee) and shall be accompanied by full payment of the exercise price and any income, employment and other withholding taxes which the Corporation requires the Grantee to pay on the Option.

           6.  ISSUANCE OF SHARES OF COMMON STOCK
                Certificates for shares of common stock shall be issued upon the exercise of this Option only when all necessary action shall have been taken by the Corporation to render the common stock, when issued, validly issued, fully paid and non-assessable. The Corporation shall exercise reasonable due diligence in order to ensure that the aforementioned actions are satisfied.

           7.  NON-TRANSFERABILITY
               This Option shall be exercisable only by the Grantee and shall not be assignable or transferable by him.

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           8.  RIGHTS IN THE EVENT OF A TERMINATION OF EMPLOYMENT FOR REASONS
OTHER THAN DEATH OR DISABILITY
               The Grantee may exercise this Option with respect to all or any part of the Shares subject thereto only while he is an employee or, with the consent of the Committee, within three months after his termination of employment for reasons other than death or Disability and only to the extent that the term of the Option has not yet expired and the right to exercise had accrued prior to such termination. For purposes of this Agreement, the term Disability shall mean a permanent and total disability as defined in Section 2222(e)(3) of the Internal Reve-nue Code of 1986, as may be amended from time to time (the "Code").

           9.  RIGHTS IN THE EVENT OF THE GRANTEE'S DEATH
               If the Grantee dies while an employee but while he still has the right to exercise this Option, his estate shall have the right for a period of one year following the date of such death to exercise the Option to the extent the right to purchase such shares had accrued at the date of his or her death. A Grantee's "estate" shall mean his legal representative upon his death or person who acquires the right to exercise an option by reason of the Grantee's death. In the event of the death of the employee after his termination of employment, his estate may within the three month period following such termination of employment, exercise the Option only to the extent that at the time of termination of employment, the Option had not yet expired and the right to exercise had accrued prior to the termination of employment.

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           10. RIGHTS IN THE EVENT OF A TERMINATION OF EMPLOYMENT ON ACCOUNT OF
DISABILITY
               The Grantee may exercise this Option only within one year after the date of his termination of employment on account of Disability with the approval of the Stock Option Committee only to the extent that the term of the Option has not yet expired and the right to exercise had accrued prior to such termination.


           11. RECAPITALIZATIONS, MERGERS, CONSOLIDATIONS, AND SIMILAR TRANSACTIONS
               (a) In the event the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a share dividend, then the Grantee shall have the right to receive upon exercise of an option under this Plan, the number and kind of shares or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled, as the case may be. The Option Price and other terms of outstanding options shall be appropriately amended to reflect the foregoing events; provided, however, that in no event may the Option price

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on any outstanding options be increased above that existing on the date of issuance of the option. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any shares or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, then, if the Board of Directors shall, in its sole discretion, determine that such change equitability requires an adjustment in any option theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination, subject to the provisio set forth in the immediately preceding sentence. Notice of any adjustment shall be given by the Corporation to each holder of an option which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

           (b) Fractional shares resulting from any adjustment in options pursuant to Section 11 may be settled in cash or otherwise as the Board of Directors shall determine.

           (c) The Board of Directors shall have the power, in the event of the disposition of all or substantially all of the assets of the Corporation, or the dissolution of the Corporation, or the merger or consolidation of the Corporation with or into any other corporation, or the merger or consolidation of any other corporation into the Corporation, or the making of a tender offer to purchase all or a substantial portion of the shares of

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the corporation, to amend all outstanding options (upon such conditions as it shall deem fit) to permit the exercise of all such options prior to the effective date of any such transaction and to terminate such options as of such effective date. If the Board of Directors exercise such power, all options then outstanding shall be deemed to have been amended to permit the exercise thereof in whole or in part by the Grantee at any time or from time to time as determined by the Board of Directors prior to the effective date of such transaction and such options shall be deemed to terminate upon such effective date.

           12. NO LIMITATION ON RIGHTS OF THE CORPORATION
               The grant of this Option shall not in any way affect the right of power of the Corporation to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

           13. RIGHTS AS A SHAREHOLDER
               The Grantee or a transferee of the Grantee shall have no rights as a shareholder with respect to any Shares covered by the Option prior to the date the Option is exercised by the Grantee or the transferee of the Grantee.
No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to such date.

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           14. SHARES OF COMMON STOCK
               The Shares of Common Stock covered by this Option shall be nonvoting and entitled to no dividends prior to the exercise of the Option.


           15. DISPOSITION OF COMMON STOCK
               No disposition of common stock covered by this Option shall be effective prior to a thirty day written notice by the Grantee to the Committee of such transfer and the payment by such Grantee of any withholding taxes due as a result of such disposition. All stock certificates issued pursuant to the exercise of the Option shall bear notice of this provision.

           In addition, the Committee may, as a condition precedent to the exercise of the Option, require the Grantee or a transferee of the Grantee to enter into such agreements or to make such representations as may be required to make lawful under the laws of the United States or any state the exercise of the Option and the ultimate disposition of the shares acquired by such exercise.

           16. NO OBLIGATION TO EXERCISE OPTION
               The granting of the Option shall impose no obligation upon the Grantee to exercise the Option.

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           17. PLAN NOT A CONTRACT OF EMPLOYMENT
               Neither the Plan nor this Agreement is a contract of employment, and the terms of employment of the Grantee shall not be affected in any way by the Plan or this Agreement except as specifically provided therein. Neither the establishment of the Plan nor the execution of this Agreement shall be construed as conferring any legal rights upon the Grantee for a continuation of employment, nor shall it interfere with the right of the Corporation or any subsidiary to discharge the Grantee and to treat him without regard to the effect which such treatment might have upon him as a Grantee.

           18. NOTICE
               Notice to the Committee shall be deemed given if in writing and mailed to the Secretary of the Corporation by first-class, certified mail at the then principal office of the Corporation.

           19. INTERPRETATION OF AGREEMENT
               This Agreement and the Option evidenced hereby are subject to the terms of the Plan. A copy of the Plan has been delivered, together with this Agreement, to the Grantee, receipt of which is hereby acknowledged. In the event of any conflict between the terms of the plan and of this Agreement, the terms of the Plan shall govern.

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           The Committee has the final authority to interpret and construe the terms of the Plan and of this Agreement and any such interpretations and constructions by the Committee shall be liable for any action, interpretation or construction made in good faith with respect to the Plan or this Agreement.

           20. GOVERNING LAW
               Except to the extent preempted by federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

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               IN WITNESS WHEREOF, the Corporation and the Grantee have duly executed this Agreement.


Attest:                                 STAFF BUILDERS, INC.





/s/ David Savitsky                      By: /s/ Gordon J. Gerard
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Secretary




                                        /s/ Stephen Savitsky
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                                        Grantee

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